Exhibit 10.26

lease agreement

Party A : Liu Zhixin (hereinafter referred to as Party A)

Party B : Heilongjiang Xunrui Technology Co., Ltd. (hereinafter referred to as Party B)

Both parties negotiated and reached this agreement:

1. Party A will assign No. 17 and 19, Floor 32-33, Building C , Chennengxishu Courtyard, No. 8, Nanxing Street, Nangang District, Harbin City The area of structure is 150 square meters. The real estate is rented to Party B for use.

2. During the lease period, Party B must ensure the integrity of the house and shall not rent the house to others. Party B undertakes the housing During the rental period, Party A is not responsible for the property fee, elevator fee, heating fee, water and electricity fee, etc. All expenses during the rental period.

3. Party B pays the rent by transfer payment , the rent is 94,500.00 yuan, and the payment date is April 2022. Before March 30 , Party A is also required to provide formal invoices, and the property tax will be paid by Party B.

4. The lease term of the house is 7 months, from October 1, 2021 to April 30, 2022.

5. Party A shall not take back the house during the lease period.

6. During the rental period of Party B, in case of accidents such as theft, fire, personal injury and death, and debts in the course of operation All rights and debts shall be the responsibility of Party B.

7. This agreement is made in duplicate, each party A and B shall deposit one copy.

8. This agreement will take effect from the date of signature.

9. What is not covered in this agreement: Both parties negotiate and resolve. Party A:

Party B: Heilongjiang Xunrui Technology Co., Ltd.	day Expect: 2021 year 9 March 30 day